EXHIBIT 99.1

NEWS RELEASE

For Release: Immediate	Contact:	Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS INCREASED SECOND QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), November 22, 2010 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $385,000 or $0.19 per share for its second quarter ended October 31, 2010, a 27% improvement as compared to earnings of $302,000 or $0.15 per share for the same quarter last year.  Diluted earnings per share for the second quarter were $0.19 compared to $0.15 per share for the second quarter of last year.

For the six-months ended October 31, 2010, net income was $721,000 or $0.35 per share, a 35% improvement as compared to earnings of $534,000 or $0.26 per share for the same period last year.  On a diluted per share basis, earnings for the six months were $0.35 per share compared to $0.26 per share for the same period last year.

Net interest income for the quarter ending October 31, 2010 increased by $266,000 or 14.1% to $2.1 million.  This improvement was due to an increase in the Company’s net interest margin, from 3.35% in the October 2009 quarter to 3.79% in the October 2010 quarter.  Average interest earning assets for the period increased from $224.7 million for the quarter ended October 31, 2009 to $226.4 million for the quarter ended October 31, 2010.  Average interest bearing liabilities increased from $225.2 million for the quarter ended October 31, 2009 to $225.5 million for the quarter ended October 31, 2010.

A provision of $76,000 was made to the reserve for loan loss during the quarter ended October 31, 2010, as compared to no provision for the quarter ended October 31, 2009.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Non-interest income for the quarter decreased by $11,000, primarily due to a decrease of $114,000 in gains on sales of investments.  Loan origination and other loan fees decreased by $5,000 due to increased amortization of the mortgage servicing asset.  Customer service fees decreased by $16,000 due to reduced return check fees, and other income decreased by $6,000.  These decreases were offset by an increase of $122,000 in gains on sales of residential mortgage loans to the secondary mortgage market as a result of opportunities afforded by increased residential one-to-four family mortgage originations in this interest rate environment, and by an increase of $8,000 in debit card interchange income.

As compared to the same period last year, total operating expenses decreased by $21,000 for the quarter ended October 31, 2010.  This decrease was comprised of a decrease of $14,000 in occupancy and equipment expense, a decrease of $34,000 in FDIC assessment expense, and a decrease of $34,000 in other operating expenses.  Offsetting these decreases were increases totaling $43,000 in compensation and benefit expense, increases of $10,000 in data processing expense, and increases in expenses of $8,000 for other real estate owned.

For the six-months ended October 31, 2010, net interest income was $4.3 million, an increase of $582,000 or 15.6% compared to the prior year six-month period.  Additionally, the Company’s net interest margin increased from 3.30% for the six-months ended October 31, 2009 to 3.79% for six-months ended October 31, 2010.  Average interest earning assets for the six-months ended October 31, 2010 were $227.2 million as compared to $225.2 million for the six-months ended October 31, 2009 and average interest bearing liabilities were $226.8 million compared to $225.3 million for the same six-month period one year ago.

The provision for loan losses was $136,000 for the six-months ended October 31, 2010, compared to no provision for the six-months ended October 31, 2009.  The allowance for loan loss as a percentage of net loans was 1.07% at October 31, 2010, compared to 0.99% at April 30, 2010.

For the six-months ended October 31, 2010, non-interest income decreased by $23,000, primarily due to a decrease of $83,000 in gains realized upon the sale of investments.  Additionally, customer service fees decreased by $4,000 and other income decreased by $6,000.  These decreases were offset by an increase of $44,000 in gains on sales of loans, due to increased residential one-to-four family mortgage originations and sales, an increase of $16,000 in debit card interchange income, and an increase of $10,000 in loan origination and other loan fees.

Total operating expenses increased by $25,000 to $4.0 million for the six-months ended October 31, 2010, an increase of 0.6%.  This increase was attributable to an increase of $120,000 in salary and benefit expense, an increase of $20,000 in data processing expense, and an increase of $3,000 in occupancy and equipment expense.  These increases were offset by a decrease of $56,000 in FDIC assessment expense, a decrease of $14,000 in losses and expenses of other real estate owned, and by a decrease of $48,000 in other expenses due to the elimination of ATM conversion costs expended during the prior year.

Since the end of the April 30, 2010 fiscal year, total assets of the Company have decreased by $6.9 million, ending at $248.7 million as of October 31, 2010.  During the six-month period, cash and cash equivalents decreased by $4.1 million and total investments decreased by $3.9 million.  These decreases were offset by an increase of $2.6 million in net loans receivable.  This growth in loan balances is a result of an increase of $2.5 million in commercial loans and mortgages, an increase of $357,000 in residential mortgage balances, and an increase of $109,000 in home equity loans and lines of credit.  These increases were partially offset by a decrease of $81,000 in net construction loans outstanding and a decrease of $156,000 in personal loans.  During the six-months ended October 31, 2010, total deposits decreased by $3.7 million.  This reduction was comprised of a decrease of $2.6 million in certificates of deposit balances and a decrease of $4.1 million in money market deposit accounts, as offset by an increase of $2.9 million in checking and savings accounts.  Finally, borrowed funds outstanding decreased by $3.0 million.

As of October 31, 2010, non-performing assets totaled $1.5 million, compared to $2.3 million at April 30, 2010.  The decrease is a result of a reduction of $395,000 in non-performing loans and a reduction of $436,000 in real estate acquired by foreclosure.  The allowance for loan losses as a percentage of non-performing loans was 1,103.36% at October 2010, compared to 232.3% at April 2010.

Total stockholders’ equity stood at $21.2 million at October 31, 2010, compared to $20.5 million  at April 30, 2010.  Tier 1 capital to average assets was at 8.11% at October 31, 2010, compared to 7.90% at

April 30, 2010.  The increase in total equity is due to net income for the period of $721,000, the exercise of employee stock options totaling $53,000, and an increase of $203,000 in the net unrealized gain on securities available-for-sale.  A $0.12 per share dividend to shareholders totaling $250,000 and Company stock repurchases totaling $26,000 partially offset these increases in total equity.

In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company’s Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on December 10, 2010, to shareholders of record as of December 3, 2010.

At the same time, Mr. Pratt commented further, “six months into our current fiscal year, we are pleased to note several positive trends impacting our performance, particularly improvements to our net interest margin and income, and reductions in non-accrual loans and real estate acquired by foreclosure.  At the same time, we acknowledge that we have more work to do and additional goals to achieve in a difficult economic environment.  Although we do not, as yet, note any substantial rebound in that environment, we continue to be well positioned in the interim period and prepared to capitalize on such an improvement when it does occur.”

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)
	October 31,	April 30,
	2010	2010

Total assets	$ 248,661	$ 255,530
Loans, net	123,106	120,545
Federal funds sold and interest-bearing
deposits in banks	11,416	15,914
Investment securities:
Held to maturity	44,311	44,793
Available for sale, net	46,194	49,576
Deposits	221,599	225,317
Advances and borrowings	4,500	7,500
Stockholders' equity	21,181	20,480

Tier 1 Capital to average assets	8.11%	7.90%
Tier 1 Capital to risk-weighted assets	14.92%	14.53%
Book value per share	$ 10.17	$ 9.85

	Three Months Ended October 31,		Six months ended October 31,
	2010	2009	2010	2009
Statement of operations
Interest and dividend income	$ 2,652	$ 2,854	$ 5,345	$ 5,781
Interest expense	505	973	1,044	2,062
Net interest income	2,147	1,881	4,301	3,719

Provision for loan losses	(76)	-	(136)	-
Gain on sales of loans	203	81	314	270
Gain on sales of investments	14	128	48	131
Other non interest income	268	287	569	553
Operating expenses	(1,958)	(1,979)	(3,966)	(3,941)
Income before income taxes	598	398	1,130	732
Income taxes	213	96	409	198

Net income	$ 385	$ 302	$ 721	$ 534

Earnings per share - basic	$ 0.19	$ 0.15	$ 0.35	$ 0.26

Earnings per share - diluted	$ 0.19	$ 0.15	$ 0.35	$ 0.26

Dividends per share	$ 0.06	$ 0.06	$ 0.12	$ 0.16

Weighted average shares outstanding	2,084,715	2,084,399	2,083,983	2,085,004

Annualized return on average assets	0.62%	0.49%	0.58%	0.43%

Annualized return on average equity	7.33%	6.08%	6.93%	5.44%

Net interest spread	3.79%	3.35%	3.79%	3.31%

Net interest margin	3.79%	3.35%	3.79%	3.30%

Mayflower Bancorp, Inc. and Subsidiary
Analysis of Loans Past Due
(Dollars in thousands)

	October 31,	April 30,	October 31,
Loans past due over 90 days:	2010	2010	2009

Residential mortgages	$ 99	$ 99	$ 354

Commercial and construction mortgages	-	295	-

Commercial time and demand loans	20	120	-

Consumer and other loans	-	-	-

	$ 119	$ 514	$ 354

Loans past due over 90 days as a percentage of:

Net loans receivable	0.10%	0.43%	0.29%

Total assets	0.05%	0.20%	0.14%

Non-performing assets

**Non-accrual loans	$ 119	$ 514	$ 1,777
Real estate acquired by foreclosure	1,379	1,815	723

	$ 1,498	$ 2,329	$ 2,500

Non-performing assets as a percentage of:

Net loans receivable	1.22%	1.93%	2.05%

Total assets	0.60%	0.91%	1.00%

Allowance for loan losses	$ 1,313	$ 1,194	$ 1,235

Allowance for loan losses as a percentage of
Non-performing loans	1,103.36%	232.30%	69.50%

Allowance for loan losses as a percentage of net loans	1.07%	0.99%	1.01%

_________________________
** includes loans which are contractually past due 90 days
or more and/or loans less than 90 days past due on which
the Bank has ceased accruing interest

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